UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2022

SANARA MEDTECH INC.
(Exact name of registrant as specified in its charter)

Texas	001-39678	59-2219994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Summit Avenue, Suite 414 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 529-2300

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SMTI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 1, 2022, Sanara MedTech Inc., a Texas corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, United Wound and Skin Solutions, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“UWSS”), Precision Healing Inc., a Delaware corporation (“Precision Healing”), PH Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), PH Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and Furneaux Capital Holdco, LLC (d/b/a BlueIO), solely in its capacity as the representative of the securityholders of Precision Healing (“BlueIO” and together with the other parties to the Merger Agreement, the “Merger Parties”).

Precision Healing is developing a diagnostic imaging and smart pad for assessing a patient’s wound and skin conditions. This comprehensive skin and wound assessment technology is designed to quantify biochemical markers to determine the trajectory of a wound’s condition to enable better diagnosis and treatment protocol. To date, Precision Healing has not generated revenues. As previously disclosed, UWSS purchased approximately $2.8 million worth of Series A Convertible Preferred Stock of Precision Healing from 2020 through 2021 and entered into agreements with Precision Healing, pursuant to which UWSS began integrating the Precision Healing platform into the WounDerm electronic medical record.

Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, the Merger Parties intend to effect a business combination wherein (i) Merger Sub I will merge with and into Precision Healing, with Precision Healing being the surviving entity and becoming a wholly owned subsidiary of UWSS and an indirect subsidiary of the Company (the “First Merger”) and (ii) as part of the same overall transaction, the surviving entity of the First Merger will merge with and into Merger Sub II, with Merger Sub II being the surviving entity and continuing as a wholly owned subsidiary of UWSS and an indirect subsidiary of the Company (the “Second Merger,” and together with the First Merger, the “Merger”).

Subject to the terms and conditions set forth in the Merger Agreement, at the time the First Merger becomes effective (the “First Merger Effective Time”), holders of Precision Healing common stock (“Precision Healing Common Stock”) and preferred stock (“Precision Healing Preferred Stock”) issued and outstanding immediately prior to the First Merger Effective Time, other than UWSS, shall be entitled to receive up to approximately $5.1 million (the “Closing Consideration”), which shall be payable to accredited investors (“Accredited Investors”), as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in shares (the “Closing Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company at a price per share equal to the average closing price of the Common Stock for the 20 trading days prior to the First Merger Effective Time (the “Closing Stock Price”), and in cash to Precision Healing securityholders who are not Accredited Investors. Pursuant to the Merger Agreement, upon the achievement of certain performance thresholds, the securityholders of Precision Healing, including certain persons promised options to purchase Precision Healing Common Stock, other than UWSS, shall be entitled to receive payments of up to $10.0 million (the “Earnout Consideration” and together with the Closing Consideration, the “Merger Consideration”), which is payable in cash or, at the Company’s election, is payable to Accredited Investors in shares of Common Stock (the “Earnout Shares” and collectively with the Closing Shares, the “Merger Shares”) at a price per share equal to the greater of the Closing Stock Price and the average closing price of the Common Stock for the 20 trading days prior to the date such Earnout Consideration is due and payable. The amount and composition of the portion of Earnout Consideration payable is subject to adjustment and offsets as set forth in the Merger Agreement.

In addition, at the First Merger Effective Time, each Precision Healing option (“Precision Healing Option”) granted under any plan or agreement, including, without limitation, the Precision Healing 2020 Stock Option and Grant Plan (the “Precision Plan”), and outstanding immediately prior to the First Merger Effective Time shall constitute an option to acquire, on the same terms and conditions as were applicable under such Precision Healing Option immediately prior to the First Merger Effective Time, including any provisions for acceleration, the number (rounded down to the nearest whole number) of shares of Company Common Stock, determined by multiplying (A) the number of shares of Precision Healing Common Stock subject to such Precision Healing Option immediately prior to the First Merger Effective Time by (B) the Exchange Ratio (as defined in the Merger Agreement). The exercise price per share of Company Common Stock subject to any such Precision Healing Option at and after the First Merger Effective Time shall be an amount (rounded up to the nearest cent) equal to (1) the exercise price per share of Precision Healing Common Stock subject to such Precision Healing Option immediately prior to the First Merger Effective Time divided by (2) the Exchange Ratio.

At the First Merger Effective Time, each Precision Healing warrant that was outstanding and unexercised immediately prior to the First Merger Effective Time will be converted into a warrant to purchase Company Common Stock.

The consummation of the Merger is subject to certain conditions, including, among others: (i) the approval of the Merger Agreement by vote or consent of the holders of ninety-five percent (95%) or more of the issued and outstanding shares of Precision Healing Common Stock and the holders of a majority of the issued and outstanding shares of the Precision Healing Preferred Stock; (ii) the receipt of regulatory approvals for the Merger; (iii) receipt by the Company of executed employment agreements with each of the key employees of Precision Healing; (iv) the absence of any law or order prohibiting the consummation of the transaction; (v) the absence of a “material adverse effect” on Precision Healing or the Company; (vi) the representations and warranties of the Merger Parties being true and correct, subject to the materiality standards contained in the Merger Agreement; and (vii) the Merger Parties having complied in all material respects with their respective obligations under the Merger Agreement.

The Merger Agreement contains customary representations and warranties made by each of the Company and Precision Healing, and also contains customary pre-closing covenants, including, among others, covenants (i) by Precision Healing to operate its respective businesses in the ordinary course of business consistent with past practice and to refrain from taking certain actions without the Company’s consent; (ii) by Precision Healing not to solicit or enter into certain alternative strategic transactions; (iii) by Precision Healing to take all action reasonably necessary to obtain joinder agreements and written consents from the Precision Healing securityholders for approval of the Merger; (iv) by Precision Healing to use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any third parties; and (v) by the Merger Parties to use their best efforts to effectuate the Merger and to do all acts and things as may be required to carry out their obligations under the Merger Agreement.

The Merger Agreement may be terminated under certain circumstances, including (i) by mutual agreement of the Company and Precision Healing; (ii) by the Company or Precision Healing if a court or other governmental authority issues a final judgment or takes any action having the effect of permanently restraining, preventing or enjoining or otherwise prohibiting the Merger or making the Merger illegal; (iii) by the Company or Precision Healing if the closing of the Merger has not taken place on or before the date that is 90 days following the date of the Merger Agreement, if the conditions to the terminating party’s obligations to closing under the Merger Agreement have not been satisfied and the terminating party has not waived such unsatisfied conditions by such time; (iv) by the Company or Precision Healing if there is an uncured breach by the other party of any of its covenants or representations in the Merger Agreement that would result in the failure of a closing condition; or (v) by the Company if Precision Healing does not deliver the requisite approval by its securityholders of the Merger Agreement and the transaction within 24 hours of execution and delivery of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report and is incorporated by reference herein.

The Merger Agreement attached as Exhibit 2.1 hereto is included to provide investors and security holders with information regarding its terms, and it is not intended to provide any other factual information about the Company, Precision Healing or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and are qualified by information in confidential disclosure schedules provided by the Company and Precision Healing in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company and Precision Healing rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the representations and warranties in the Merger Agreement should not be relied upon as characterizations of the actual state of facts about the Company or Precision Healing and the Merger Agreement should be read in conjunction with the Company’s Forms 10-K, Forms 10-Q and other documents that are filed with the Securities and Exchange Commission.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 with respect to the issuance of the Merger Shares to Precision Healing securityholders pursuant to the Merger Agreement is incorporated herein by reference. Such issuance will be undertaken in reliance upon the exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

On April 4, 2022, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information included under Item 7.01 (including Exhibit 99.1) is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (“Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated April 1, 2022, by and among Sanara MedTech Inc., United Wound and Skin Solutions, LLC, Precision Healing Inc., PH Merger Sub I, Inc., PH Merger Sub II, LLC and Furneaux Capital Holdco, LLC (d/b/a BlueIO).
99.1	Press Release of Sanara MedTech Inc., dated April 4, 2022 (furnished pursuant to Item 7.01).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted exhibit or schedule will be furnished supplementally to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 4, 2022

Sanara MedTech Inc.

		By:	/s/ Michael D. McNeil
		Name:	Michael D. McNeil
		Title:	Chief Financial Officer